Exhibit 99.3

CENTURYLINK — LEVEL 3 COMMUNICATIONS

Moderator: Glen Post

October 31, 2016

8:00 a.m. ET

Operator:	This is Conference # 10841687

Welcome to today’s conference call and Webcast to discuss CenturyLink’s acquisition of Level 3 Communications. All participants are in a listen-only mode and the call will be open for your questions following the presentation and instructions will be given at that time.

At this time, I would like to turn the call over to Tony Davis, CenturyLink Vice President in Investor Relations. Please, go ahead.

Tony Davis:

Thank you, (Kristen). Good morning everyone and thank you for taking the time to join our call today to discuss CenturyLink’s acquisition of Level 3. Also, CenturyLink and Level 3 announced their respective third quarter 2016 earnings earlier this morning and today’s call will also include a brief discussion of each company’s third quarter results.

As a reminder, this call is being recorded and a press release and slide presentation regarding today’s news area available in the investor relations section of CenturyLink’s and Level 3’s respective Web sites.

I would also like to remind everyone that all statements being made during the call that relate to future results and events including the proposed merger are forward-looking statements that are based on current expectations. Actual results and events could differ materially from those discussed, here.

Also, please refer to the information on the disclaimer slides in the presentation as well as the additional information contained in the regulatory filings for both companies. Presenting during the prepared remarks portion of our call today will be Glen Post, CenturyLink’s Chief Executive Officer and President; Jeff Storey, Level 3 President and Chief Executive Officer; Stewart Ewing, Executive Vice President and Chief Financial Officer of CenturyLink; and Sunit Patel, Executive Vice President and Chief Financial Officer of Level 3.

And with that, I’ll now turn the call over to Glen Post. Glen?

Glen Post:

Thanks, Tony and good morning. We appreciate you joining us for today’s call. This is an exciting day for CenturyLink and Level 3. Together we will be the second largest, domestic communications provider serving global enterprise customers.

We believe we will create significant benefits and growth opportunities for all of our stake holders, our customers, our employees and our shareholders. We’ll turn to slide 5. Today marks an important day in advancing our shared visions and strategies.

Together, we are creating a customer-centric focus and providing customers leading products and services. We are building scalable and agile network-based services to deliver industry-leading value. And both companies strive to adhere to our core values. Today we really are announcing a new chapter for both companies.

We’ll turn to slide 7, provides some key highlights of the transaction. First of all, the — combined, we will create a leading facilities-based enterprise communications provider. We will have a strong financial profile with pro forma total business revenue of approximately $19 billion and business strategic revenue of $13 billion.

Total revenue including our consumer business will be approximately $26 billion with adjusted EBITDA of approximately $11 billion including synergies. We believe the transaction or the strategic combination, rather will significantly improve CenturyLink’s growth profile and better position to combine company, to improve its revenue growth, trend and drive meaningful operating cash flow growth in the first full year post-closing, including synergies as realized and including integration costs.

Additionally, we believe the combined company will be able to achieve more than 10 percent growth and free cash flow per share in the full year post-closing, including synergies as realized and again, including integration costs.

We also expect this combination to drive significant improvement in free cash flow per share in subsequent years.  We will also be able to accelerate approximately $10 billion of Level 3 NOLs.  These NOLs will significantly reduce the combined company’s net cash — net cash tax expense, positioning us to create enhanced free cash flow.

With that greater financial flexibility, we expect to significantly lower CenturyLink’s dividend payout ratio and this combination also positions us well for future growth.  Together, we expect to be able to leverage Level 3’s and CenturyLink’s strong product portfolios across our combined customer bases.  In addition, the increased network scale will provide advantages for our customers in numerous ways.

(On to) slide 8, the transaction is structured in cash and stock which we believe provides shareholders both immediate value and the ability to participate in the (upside) of the combination as we work to realize these significant and compelling benefits of the transaction. CenturyLink will acquire Level 3 for $66.50 per share, which assumed a 60 percent stock consideration at $40 per share and 40 percent cash consideration at $26.50 per share.

There is implied equity purchase price for approximately $24 billion and an enterprise value of $34 billion.  Based on those numbers — based on those numbers, today’s deal represents a premium of approximately 42 percent based on Level 3’s unaffected share price.  Once completed, the pro forma company is expecting to be approximately 51 percent owned by CenturyLink shareholders and about 49 percent owned by Level 3 shareholders.

(And) importantly, the combined company intends to maintain CenturyLink’s annual dividend of $2.16 per share.  In terms of financing, we have approximately $10.2 billion of financing in place, including a $2 billion unfunded revolver at close.  Following the close of a transaction, I will continue as Chief Executive Officer and President and we’re pleased to have Sunit Patel join us as Chief Financial Officer.

Following almost 35 years at CenturyLink, Stewart Ewing decided to retire following the close of this transaction.  Stewart’s been an important, really a vital part of our company, of this transaction and every other deal we’ve completed over the years.  He is committed to seeing us (through) the integration and closing the Level 3.  Stewart’s a great leader, he is a good friend and our company is much stronger due to his many valuable contributions over the years.

In terms of board composition, the Chairman of CenturyLink’s Board of Directors at the time of close will continue to serve as Chairman of the combined company.  CenturyLink has agreed to appoint four Level 3 Board members, one of whom will be a representative of STT Crossing Limited, a wholly owned subsidiary of Singapore Technologies Telemedia.

We’ll discuss the pathway to closing in detail later in the presentation but we expect the transaction to be complete by the end of the third quarter 2017.  Subject of course, to the receipt of regulatory approval, shareholder votes and other customary closing conditions.  STT Crossing Limited which holds 18 percent of Level 3 has agreed to vote in favor of the transaction.

With that, I’ll now hand the call over to Jeff.  Before I do that, I just want — I do want to thank him and his team for the extraordinary effort they have put forth on this transaction.  We’ve long admired Level 3 and (I’m) excited to that we are now combining (forces).  Jeff?

Jeff Storey:

Thank you, Glen.  I’m very excited to be here today with Glen and his team announcing this combination.  As you can see from slide 9, we are two strong enterprise-focused companies coming together to build an even stronger company able to adjust the evolving and growing needs of our customers.

As Glen mentioned, we believe this is a great transaction for our stockholders, customers, employees and industry partners.  As I look at the enterprise marketplace, there are a number of trends that will shape the future of communication.  First of all, the demand for bandwidth continues to escalate.

The move to IT and IT safe services is not (slowing), but accelerating.  With the internet of things, the number of connected devices will explode over the coming years.  Hybrid computing architectures used by enterprises are driving the introduction of (hydro goliardery) and networking solutions that bring together multiple technologies to meet customer demand.

The (admin) of technologies like (SDN) and (NFB) are redefining the ways customers interface with their networks and lastly, the need to address all of these trends on a global basis.  The combination of these two great companies will enhance our ability to meet the opportunities that these trends create.  Whether looking at the network footprint or the breadth of the combined product portfolio, this combined company will provide tremendous benefits to our customers.

CenturyLink’s managed services portfolio with Level 3 CBN and (IPBPN) capabilities all delivered over an extensive, local and even global network, our ability to use advance (breadth) intelligence and security services, delivered by the combined companies.  This creates a company that will offer customers industry-leading capabilities over a world-class network.

I’d like to take a minute to get my perspective on why this is a compelling transaction for Level 3 stockholders and why our board of directors unanimously approved this transaction.  First of all, the purchase price is a premium to where our stock has been trading over the last year, with a meaningful portion of the consideration in cash.

Shareholders also have the ability to participate in the upside of the powerful company we are creating together.  I truly believe that our ability to serve enterprise customers will be second to none.  Communications is a scaled business and the combination of our substantial networks and platforms will enable us to deliver services to our customers more efficiently and defectively than either company (could align).

I believe that our ability to grow will be significantly enhanced as a result of this transaction.  Before I turn the call over to Glen, I’d like to thank the Level 3 employees for their hard work over the years and into the future.  Your dedication, vision for the company we are today and your unwavering commitment to our customers has built a great company.

I feel lucky to be a part of such an incredible group of employees and I’m excited to see what the future beings for us. Thank you. With that, I’ll turn the call back over to Glen.

Glen Post:

Thank you, Jeff.  And turning to slide 10, as you can see CenturyLink and Level 3’s businesses are highly complimentary.  And once a transaction closes, the stakeholders will benefit from a more diverse business mix, a more pro forma — with pro forma revenue of $24.7 billion which excludes CenturyLink’s other revenue.  And total core revenue of $24.2 billion which excludes CenturyLink’s other revenue and data integration revenue.

Under these assumptions, we expect more than 75 percent of our revenues to come from business customers and 65 percent of our revenues will be strategic revenue.  As Jeff mentioned a moment ago, we will — we will also have the ability to enhance a service and connectivity.  We provide CenturyLink’s large enterprise customer base across Level 3’s global footprint.

Given the complimentary nature of the product portfolios, the combined company will offer an even broader range of services and solutions to meet the demand for bandwidth and new applications and an increasingly complex operating environment.

Turning now to slide 11, as you can see a key differentiator for our company will be that (out of) the top service providers in the country, we have by far the greatest percentage of our business focused on enterprise customers.  And we will become the second largest competitive provider of network services to business in United States.

Now, turning to slide 12, we highlight the significant total cash synergies we expect to achieve from this transaction.  But with $975 million, (what) we believe are very achievable, annual operating synergies.  We expect approximately $850 million in annual operating cost synergies mostly from corporate, network and operational efficiencies and IT systems consolidation along with purchasing synergies across our advertising and marketing efforts.

And we believe it can realize 80 percent of this annual run-rate savings within 36 months after closing.  Our anticipated approximately $125 million in annual CapEx cash savings will come from purchasing synergies, which we expect to be — to really realize fully within 36 months.

We currently anticipate our one time integration costs to achieve these cash savings will be approximately $685 million with majority to be incurred between closing and yearend 2019.  Both of our companies have significant (MNA) experience and a strong track record of execution with a proven ability to integrate and meet or exceed synergy targets.   This gives us real confidence in our ability to successfully integrate our two companies.

I’ll now turn the call over to Stewart to discuss the financial profile of the (new) company. Stewart?

Stewart Ewing:

Thank you, Glen.  Expanding on what Glen outlined earlier, as you could see on slide 13, the result of this transaction (as) a combined company with meaningful scale and financial strength which will enable us to grow and capitalize on the synergy opportunities.

The combined companies capital structure will benefit from a strong liquidity profile, including an approximately $2 billion unfunded revolver, free cash flow accretion with a focus on sustainable free cash flow growth and improvements in our long term dividend payout ration.

Our expected free cash flow generation will grant us a flexibility to continue to deliver solid returns while positioning us to invest in strategic growth initiatives and opportunities, allowing us to better compete in the complex, operating environment.

On a pro forma basis, we expect the combined company to have net leverage of approximately 3.7 times and our long term leverage target remains at approximately three times.

Turning to slide 14, this is an overview of the pro forma (arch) structure, depicting the combination and the associated new debt range.  The acquisition is structured such that Level 3 will be a subsidiary of CenturyLink post-acquisition.  Level 3’s current debt will stay in place and existing Level 3 entities will not incur or guarantee any acquisition debt.

Based on expected ratings, change in control puts in the existing Level 3 debt will not be triggered.  No consents are required from Level 3 lenders or note holders for closing the acquisition.  All the new acquisition debt will be raised at CenturyLink and will rank ahead of the existing CenturyLink notes by a virtue of expected guarantees from a material, non-regulated CenturyLink subs including the Embarq parent and the newly created Level 3 HoldCo.

The new debt will also benefit from expected pledge of stock from QC and Level 3 Communications Inc.  QC, a regulated entity, will not guarantee or provide explicit support for any new (indebtness).  The cash portion of the purchase price will be funded by cash on hand at closing for both CenturyLink and Level 3, as well as committed financing of $10.2 billion from Bank of America, Merrill Lynch and Morgan Stanley financing which includes a $2 billion revolver and $1.2 billion commitment to address upcoming maturities between signing and closing, resulting in incremental funded debt for the transaction of approximately $7 billion.

With that, I’ll hand the call back over to Glen.

Glen Post:

Thank you, Stewart.  Before this — turning, if you will, to slide 15.  Before this transaction closes, there are a number of key conditions that must be met, including HSR and SEC review and certain state regulatory approvals; we believe the regulator will see the benefits of this transaction once they learn more about the details and the benefits to customers.  We look forward to discuss this transaction with the regulators.

As previously mentioned, the transaction’s also subject to approval by CenturyLink and Level3 shareholders, and we are pleased to have secured a voting agreement in favor of the transaction with STP Crossing Limited.

Now turning to slide 16.  To conclude our remarks pertaining to the transaction before touching on our quarterly earnings, we are confident in the compelling, strategic and (buy to) rational of this transaction and the many benefits it will bring to CenturyLink and Level3 stakeholders.  The combined company will provide our customers with a network they need to improve their lives and strengthen their businesses.  For employees of both companies, we believe this combination will also provide additional growth and advancement opportunities over the years to come and I look forward to continue to work with our best in class team, welcoming the talented members of the Level3 team.

We are truly excited about CenturyLink and Level3’s future as a combined company in sharing those benefits with all stakeholders as we move forward with this exciting combination.

As we transition to third quarter results, earnings results, I want to provide a few high level comments about CenturyLink’s third quarter results before turning it over to Stewart.

We continue to see the benefits of operational initiatives and network-first focus, and we are making progress on our broadband enablement roadmap, which we believe is critical to meeting our customer’s long-term growing demand for bandwidth.  We remain focused in — tending our pivot to higher quality broadband customers.  And while we still have more improvement to achieve on a year over year basis, in the third quarter we added higher ARPU customers, lower churn, and fewer high credit risk — high risk credit customers in the quarter.  So we are making that pivot with our consumer based and we saw those results — those trends in the third quarter.

Business — strategic service revenues grew five percent year over year, led by more than six percent growth in high speed — high bandwidth data service revenues.  Business revenue was negatively impacted by churn, along with the renewal of several large customers in the quarter, which included some reprising impact.  However, we are pleased with these renewals that will help us maintain long-term relationships and recontract a significant amount of revenue over extended terms.

And lastly, we are pursuing a number of activities to lower expenses, including a significant reduction in non-employee related expenses and also a reduction of seven to eight percent in employee-related cost.

We remain focused on continuing — excuse me, these cost reductions are part of our continued effort to keep costs aligned with our revenue streams, will position us for the legacy revenue pressures going into 2017.

With that, I’ll turn it over to Stewart.

Stewart Ewing:	Thank you, Glen. Over the next few minutes, I’ll review the third quarter results and provide an overview of the fourth quarter 2016 guidance we included in our earnings release this morning.

Please note that I’ll be reviewing some of the results, excluding special items as outlined in our earnings release and associated financial schedules.

Now let’s dive in. Today, CenturyLink reported solid third quarter results with total and core revenue, operating cash flow, and adjusted diluted EPS all within our guidance range. Third quarter operating revenues were $4.4 billion on a consolidated basis; a 3.8 percent decrease from third quarter 2015 operating revenues. This decrease was primarily driven by lower legacy revenues and a decrease of approximately $100 million in high cost support revenues due to one time, out of period cap phase two support items recognized in the third quarter last year.

These decreases were partially offset by higher strategic services revenues. Overall, strategic revenue grew 4.5 percent year over year. Core revenue, which is defined as strategic revenue plus legacy revenue was $3.92 billion for the third quarter; a decline of 1.9 percent from the year ago period.

Operating income was $595 million from the third quarter 2016, while we generated operating cash flow of approximately $1.6 billion during the quarter.

Free cash flow defined as operating cash flow, less cash paid for taxes, interest and capital expenditures, along with the cash impact of pension and OPEC cost, stock-based compensation and other income was $186 million for the quarter. You may remember last quarter we had said that we expected higher cash taxes in the third quarter as the tax payment was deferred from the second quarter.

In addition, we made a voluntary pension contribution of $100 million during the third quarter. These two items accounted for $400 million of lower pre-cash flow in the third quarter of 2016, as compared to the second quarter.

On a GAAP basis, diluted earnings per share for the third quarter 2016 was $0.28; a decrease from $0.37 in the year ago period. Adjusted diluted earnings per share from the third quarter of 2016 was $0.56; a decrease from $0.70 in the third quarter a year ago.

Now moving to slide 19 in our business segment. In the third quarter of the business segment generated $2.61 billion in operating revenues, which decreased $30 million, or 1.1 percent, from the same period a year ago.

Legacy revenues for the segment declined 7.6 percent from third quarter last year, due primarily to a continued decline in voice and low bandwidth data services revenues. Third quarter strategic revenue for the segment was $1.23 billion; an increase of 5.1 percent compared to third quarter 2015, driven primarily by the continued growth in high bandwidth data services.

On a sequential quarter basis, we had a headwind from the one time favorable settlement of approximately $10 million that was reported in high bandwidth data services in the second quarter of this year. Data integration revenues increased $10 million from third quarter 2015, due primarily to higher CPE sales.

Total business segment expenses increased $16 million, or one percent, from the year ago period driven primarily by CPE costs related to the higher data integration revenues.

Now turning to slide 20; the consumer segment generated $1.47 billion in operating revenues; a decrease of $37 million, or 2.5 percent from third quarter 2015. Strategic revenues in this segment grew 3.4 percent year over year to $789 million, driven by year over year growth in broadband and present TV revenues. Legacy revenues for the consumer segment declined 8.3 percent from third quarter a year ago, reflecting access line declines and lower long distance revenues.

Our operating expenses increased $19 million, or three percent, compared to the same period a year ago, due primarily to higher content costs related to our present TV service.

Now turning to slide 21; for fourth quarter 2016, we expect operating revenues of $4.28 to $4.34 billion, core revenues of $3.86 to $3.92 billion, and operating cash flow between $1.58 and $1.64 billion. Adjusted diluted EPS is expected to range from $0.53 to $0.59. In fourth quarter, we expect continued growth in strategic revenues to be offset by anticipated declines in legacy revenues and data integration revenues, resulting in lower fourth quarter 2016 operating revenues compared to third quarter of 2016.

Fourth quarter 2016 operating cash flow is expected to be relatively flat compared to third quarter of 2016, primarily due to the anticipated decline in revenues being offset by lower operating expenses, primarily related to the seasonality of outside plant maintenance and utility cost, along with anticipated lower personnel and CPE cost.

Additionally as it pertains to the fourth quarter, we expect to incur severance costs of approximately $150 to $200 million related to planned headcount reductions. These severance costs will be treated as a special item, and are therefore excluded from fourth quarter guidance ranges provided.

As the fourth quarter guidance implies, we are currently expecting to come in below full year 2016 guidance ranges previously provided for certain financial metrics. This is primarily due to the weakness that we’ve experienced in customer units during the third — second and third quarter. We expect our dividend payout ratio to be in the mid 60 percent range for 2016.

I’ll now turn the call over to Jeff to briefly discuss Level3’s third quarter results.

Jeff Storey:

Thank you, Stewart. I’ll just dive right into our third quarter results. During the quarter, the benefits of our operating leverage and focus on profitable growth drove solid, bottom line performance. Margins continued to expand and we saw solid growth in adjusted EBITDA and free cash flow.

However, from an enterprise core network services revenue perspective, I’m still not happy with our results. We did not see the improvement in CNS Enterprise revenue growth in North America or in EMEA that we expect. Since our second quarter call, we’ve spent quite a bit of time analyzing our own performance and adjusting the issues we’ve identified.

I will let Sunit go into the numbers, but I’ll share a few thoughts about North America before handing the call over to him. First of all, the logical question is whether the revenue slow down is associated with a lack of market opportunity for the types of products and services we sell. The answer to this is a firm and clear no. We continue to see market opportunity and demand for the services we provide. As an example, demand for transport services such as waves and dark fiber is strong and we remain very capable in selling and delivering these services to customers.

Cloud connect solutions, IP services, (IPDDMs) and hybrid-WANs continue to address the key need in the market place. As a reminder, hybrid-WANs are the unique ways we combine a mix of public and private networking services to address customer’s desires to support hybrid computing architectures.

As a final example, our ability to wrap security, manage services and professional services around these product is a key differentiator and is also well received, too, within the market. I have a great deal of confidence that the market opportunity remains attractive, that our competitive position is strong, that we have the right products and services to meet the needs of this market, and that the market is moving toward Level3 strength and capabilities, not away from us.

If you look at the revenue growth from our large, multinational customers and the higher end customers of our target market, you can see that our value proposition clearly resonates with these customers. As further evidence, in general, sales are good. However, our turn is too high. Over the past year and a half, we’ve made a number of decisions that were relatively small in isolation that have had the cumulative affect of pressuring revenue, particularly with the lower end of the base. These decisions can be broadly grouped into two categories; first, our efforts to move up market. I still believe this is the right decision, but as I look back, there may be a couple of mistakes that created a customer coverage issue. First of all, we took a very aggressive approach and moved 8,000 customers to inside sales. Frankly, we didn’t do it as well as we should have, and created a communication void at the low end of our customer base.

With slightly larger customers that’s still at the small end, we left those customers in the field sales organization, but really lost focus on them as we asked our direct sales force to move up market, again, creating a communication void with these customers.

Sunit will share the numbers, but as a result, we saw elevated churn from both of these groups of customers.

The second set of decisions were centered on evolving and rationalizing our product set. We firmly believe in our capabilities and are excited about moving customers to new technologies. We see great acceptance in the marketplace for these capabilities, however, coupling our desire to move up market, with higher sales quotas we assigned to the sales team and with compensation plans rewarding sales more than revenue, we transitioned our customers more rapidly than they would have moved on their own.

While we recognize the transition to new technologies is good for our business, accelerating (our own) customer’s transitions faster than their natural rate resulted in more work for the operations team while producing a net write down in revenue.

We saw this dynamic affect customers across the various groups Sunit will discuss.

If I could go back, I’d make some of these decisions differently. But being an aggressive company, we move fast and lean into growth. Going forward, we have a number of initiatives to address the issues we found; we are implementing a customer retention group within our sales — inside sales and our field sales organizations to retain customers more affectively. We’re augmenting our staff to reach out more frequently and communicate more affectively with smaller customers. We are reestablishing our focus on (inaudible) new logos; we’ve lost a little bit of attention to those.

We are directing our teams to aggressively renew existing services with smaller customers rather than incenting sales or the customers to transition to new solutions today. We still want to transition the new services, but at their natural rate; not in an artificially accelerated rate because of the unintended consequences of other decisions.

In addition, we’ve realigned our sales compensation, more heavily weighting revenue than sales. We’ve made process and organizational and structural changes designed to enhance the customer experience in service delivery and service assurance. While I’m optimistic about these changes, churn is the lagging indicator and that will take time to deliver results.

Before I turn the call over to Sunit to provide the detailed financial results, I’d like to sum up by saying we are intently focused on improving enterprise revenue performance. We believe the market opportunity is strong, our value proposition resonates with our customers, and that it’s within our own execution to improve revenue growth.

Wit that, I’ll turn the call over to Sunit.

Sunit Patel:

Thank you, Jeff, and good morning everyone. As Jeff just mentioned, we had a mixed quarter with solid bottom line performance, highlighted on slide 23, by continued margin expansion, double digit adjusted EBITDA growth, and strong free cash flow generation offset by softness in North America Enterprise revenue performance.

Overall, total revenue grew 0.4 percent and TMS revenue grew 1.1 percent. Enterprise CMS revenue, excluding UK government, grew 3.7 percent. Within CMS, revenue from our large multinational enterprise customers increased 10 percent. Total wholesale TMS revenue declined 4.2 percent, primarily due to continued consolidation driven disconnects.

I’ll now shift to our regional results which can be found on slide 24. North American CNS revenue grew 1.4 percent year over year. Enterprise CNS revenue grew 3.1 percent driven by solid performance from our Largest customers offset by continued pressure from the low end of our base. As (Jeff) explained, revenue performance at the high end of our customer base is performing well.

The challenges we’ve seen this year are really from the lower end of the base. As you can see on slide 25, our largest global accounts customers will make up 17 percent of our North American enterprise CNS revenue grew 1.9 percent sequentially. In the next year, customers that spend more than $20,000 per month grew 1.2 percent sequentially. Customers who spend 2,000 — between 2,000 and 20,000 per month declined 0.6 percent sequentially. Finally, our smallest customers spending less than $2,000 per month and representing five percent of the North American enterprise base declined 18 percent sequentially.

Moving to (India), CNS revenue declined 7.7 percent with enterprise CNS revenue excluding U.K. government declining 3.7 percent. In the region, we’ve been successful with large multinational customers but they usually order more complex services with longer installation intervals. (Our action) continues to be a challenge for the (India) region and we have implemented several improvement initiatives to improve churn. For the past couple of quarters, we’ve experienced weakness in conferencing, collocation, and lower speed services.

Going forward, we are transitioning the business to focus on higher bandwidth online services. Usage revenues were also weak in the third quarter driven by some large I.P. customer re-rates. We expect sequential improvement in the fourth quarter. Overall in (India), we are encouraged as enterprise CNS sales booking in (India) are up about 40 percent year to date compared to 2015 and we expect improved revenue performance in the coming quarters. In Latin America, we saw strong enterprise performance driven in part by the Olympics.

CNS enterprise revenue grew 16 percent or 13 percent if you exclude the benefits from the Olympics which was about 4 million in the third quarter.

For the quarter, our overall sales bookings for the company were up both year over year and sequentially and our sales funnel remains healthy. From a product group perspective, IPN data services grew three percent. Transport and fiber declined one percent. VOIP services grew 0.4 percent and collocation and data services revenue declined 0.2 percent year over year.

From an individual product perspective, (dart fiber) grew five percent, CBN grew 15 percent, and managed security grew 16 percent. Turning to slide 26, adjusted EBITDA was 716 million for the third quarter of 2016. This compares to 641 million in the third EAquarter 2015. The double digit percentage improvement in adjusted EBITDA was driven primarily by the improvement in network access costs along with tighter management of operating expenses.

We also continue to expand adjusted EBITDA margin which improved nicely to 35.2 percent in the third quarter 2016 compared to 31.5 percent in the third quarter 2015. Year to date capital expenditures were approximately 17 percent of total revenue. During the quarter, capital spending was higher than previous quarters as we invested to meet stronger demand to fiber and (relevant) sales. The company generated free cash flow of 281 million in the quarter compared to 237 million from the year ago quarter. In summary, we remain focused on our revenue performance and have multiple initiatives in place to drive growth.

We are excited about the combination with CenturyLink and look forward to what lies ahead. With that, I’ll turn the call back to the operator so we can get your questions.

Operator:

Thank you. The floor is now open for questions. At this time, if you have a question, please press “star” 1 on your touchtone phone. If at any time your question has been answered you may remove yourself from the queue by pressing the pound key. In the interest of time, we do ask that you limit yourself to one initial and one follow-up question. Our first question comes from the line of Simon Flannery with Morgan Stanley.

Simon Flannery:

Thanks very much, appreciate you doing the call this morning. Glen and Jeff, I just wonder what color you could give us about the background to this deal. What made you decide that this was the right structure and, you know, how long have you been talking about that? And then any implications to the data center transaction, Glen, as well? Thank you.

Glen Post:

I’ll start. Simon, first of all, the — Jeff and I have talked (sometimes) we’ve known each other for quite some time. We talk from time to time. A few months ago we got together and talked about the industry and begin talking about the opportunities putting our companies together. The more we considered the possible benefits bringing these companies together, the complementary products and services that we were building, we took a hard look at synergy opportunity, we said this is a transaction we have to at least consider.

And from that point we went forward and did a lot of work and over the last several months and realized that it came to a place we were able to put our companies together. And the structure came about after a long process. We did some negotiating. The negotiating price and structure and all this over a long period of time but it’s been, you know, I appreciate Jeff and his team. They’ve been great to work with and we’re looking forward to completing the transaction. Jeff, you want to?

Jeff Storey:

Sure, I think the financial benefits speak for themselves but there are also the market benefits that I talked about in deciding that we should put the two companies together. If you think about those market trends that I mentioned in the prepared comments, every one of those are addressed better by CenturyLink and Level 3 joining forces and building those capabilities together rather than going after them alone. And so, as we look at the market and we say “how do we win best? How do we not only capture the synergies and take advantage of those types of things but how do we deliver our products better? How do we deliver our services more effectively to customers?”

Each one of those trends are addressed very effectively by this combination.

Glen Post:

And regarding the data center process, that process continues. We expect to successfully complete our process here in the fourth quarter. You know, although Level 3 has a lot of data centers, a lot of those are network collocation centers and not comparable to the centers that we (show) — I think they have three in the United States that are really more comparable to the data centers that we were operating and we — there just — there wasn’t a major consideration of ours and we — as we looked at the benefits of the transaction.

And it’s really early stage and now we’ll take a look at those in the month ahead and see how we should best rationalize what we have there.

Simon Flannery:	Great, thank you.

Operator:	Our next question comes from (John Hodglick) with UBS.

(John Hodglick):

Great, thank you. Maybe just a quick question on the dividend. Any — Glen or Stewart, what’s the dividend payout ratio for the combined company at close? Maybe you could also talk about how quickly you think you’ll eat through the NOL and then at that point what would the dividend payout be after the NOLs have been used? Thanks.

Stewart Ewing:

Yes, so (John), we would expect to use a little less than $2 billion of NOL in each of the first four years which provides, you know, a 650 to $675 million cash benefit from a tax perspective. CenturyLink’s dividend payout ratio this year, we mentioned on the call, will be in the low to mid 60s next year because of the cash taxes that we anticipated increasing. Our payout ratio was going to bump up to the low to mid 80s. When you get about four years out, the dividend payout ratio moves down to about 60 percent so it helps our dividend payout ratio about 10 percentage points each year until you get — in the first year, really, and then from that point forward, you know, closer to 15 to 20 percentage points a year.

(John Hodglick):	OK, great. Thanks, guys.

Stewart Ewing:	And that’s with a combination of utilizing the NOLs as well as the synergies that we expect to create or generate.

Operator:	Our next question comes from the line of David Barden with Bank of America.

David Barden:

Hey, guys. Thanks for taking the questions. Congratulations on the transaction. I guess a couple, if I could. First, Jeff, could you maybe opine a little bit on kind of what you see as the compare and contrast benefits to a deal with CenturyLink as opposed to say a cable company where you guys would maybe be the enterprise strategy for that company? Could you talk about the breakup fees in this transaction and then last, maybe Glen, could you talk about how this changes the character of CenturyLink’s posture on BDS? As a function of merging with Level 3, would you now be a advocate for more aggressive BDS reform as it would potentially benefit you on a net basis? Thank you.

Glen Post:

Sure, so let me talk about the compare and contrast comment — or question you asked. You know, I’m not going to look at and talk about other people’s business (life) but I’ll talk about the business (life) for this combined business. And as I look at the challenges that Level 3 has in the marketplace, I look at the various competitors that are out there and realize that CenturyLink is a very good fit for us as a partner and that we are a very good fit for CenturyLink so I go back to those market trends that we talked about and how do we best satisfy those market trends and address them.

And this is the right combination for us to do that. And so, I’m very excited about it. I think that we will be able to build and enhance customer experience. I think that we will bring technologies like (SDN) and (NFD) to bear for our customers faster than we could have done on our own and I look at all of those capabilities and know that we’re putting two excellent companies together both of which have a very strong enterprise focus and that that joint focus will help drive the enterprise business of the combined business.

(With respect to the breakup fees, would be you guys).

Jeff Storey:

Now, the breakup fees will be in the (proxy) when we file. About normal ranges of break up fees, we’ll file that soon. And then, regarding the BDS impact, obviously the BDS process will be overall positive to Level 3. The — we will — although, even with that, we aren’t going to change our position here. We’re still, you know, maybe a year away from close so we’ll work through the process with the SEC and others in the weeks ahead. But we will not change our position.

David Barden:	OK, good. Great, thanks.

Operator:	Our next question comes from the line of (Frank Waubam) with Raymond James

(Frank Waubam):

Great, thank you. I guess my question is more for Jeff than Glen. I mean, you look here in the numbers for Level 3, you know, again, a little bit below our estimates and growth was slowing. What confidence can you give us that (through a) combined company you’ll see them grow? Usually when we see some of these combined deals, the growth declines a little bit at the outset, you know, on both sides.

Why is this going to be different going forward?

Jeff Storey:

Yes, I’ll take a shot, Jeff, and then you can — first of all, I — we bring a lot of product enhancements from both companies. We take the best of both worlds which is important. We’ll have an expanded network and really for the first time we’ll be able to compete on more of a head to head basis with our two largest competitors and that’s a really big factor here so we’re confident with the products and improvements, the bigger network, just the ability to improve the customer experience with our combined systems and processes that it really positions us well for growth in the future.

I’m confident we’ll see a lot of revenue synergies. We didn’t model any revenue synergies into our pro formas and looking at this opportunity when we talk about the accretion, we think there’s certainly revenue synergies that we will obtain in the month head.

Glen Post:

And I’d just add that, first of all in telecommunications scale and scope matter. And this combination takes two fairly large companies and puts them together and brings to bear our ability to really scale each others’ strengths. If you look at the — at Level 3, we sell a large number of (IPVPNs). When we have to go off net, that reduces our margin but it also reduces our ability to really control the customer experience end to end. By combining with CenturyLink we’ll be able to put more of those locations on net. We’ll bring their scale to us.

If you look at CenturyLink selling to global customers, they have historically a disadvantage in selling in (India) or Latin America. We’ll bring the Level 3 network to their customers and help them expand the products and services in the scope of those products and services. And so, you know, I believe scale matters, I believe the scope and the breadth of our product set matters. And then, I look at Level 3 and our own performance from now until the time of closing and I realize that the — our performance is based on our execution.\

Not a market challenge, the market is there. It’s not a, you know, an economic challenge. Our customers need our products and services, they’re growing. It’s not a technology challenge. We have the right technologies and the right services for our customers. It’s up to us and our execution and I have very high confidence that our execution is, you know, that we do very well historically and will continue to do very well in spite of the challenges that I discussed in the prepared remarks.

(Frank Waubam):	OK, great. And any thoughts on — or commentary on how this will impact your initiatives on residential — on sort of the residential fiber and those kind of (bills)?

Jeff Storey:

This will not really impact us in a negative way at all. I think if anything it’s really enhances our ability to bring high speed — higher speed products and services to our consumer base as well as the (SNB) customers so we will continue our aggressive approach to this. As we’ve mentioned before, over the next — by 2019, we expect for our top 25 markets that we will have over 90 percent of homes and businesses passed with 40 megabits or more of service.

We’ll have over 70 percent of those homes and businesses passed with 100 megabits or more of service and then over 30 percent of those businesses passed with (G power) or a gigabit or more. So, we are still on track for that. We won’t change those objectives and we think it’s very important to our future.

Male:	All right, great and (Sidney) you got less than a year to get us up to speed on (SCC) football, so good luck.

Male:	(Inaudible) Football games in the last couple of years.

Female:	Our next question comes from the line of Brett Feldman with Goldman Sachs

Brett Feldman:

Thanks for taking the question. So if I go and take a look at (FYI) eleven will you show how the combined company stacks up in the (wire line) enterprise segment. You know, one of the things that sort of stands out is that the current top two in that sector AT&T and Verizon also sell mobility in to enterprises and in the case of AT&T it is actually a fairly meaningful part of how they think about the revenue opportunity and that addressable market. And so, if you think about how this deal is going to elevate the combined business, into the league that these guys are playing in. How do you think about the roll of mobility being a part of the solution set that you offer, and if it is something that you think that’s going to be increasingly important. What are some of your options for incorporating that? Thank you.

Male:

You know, from our stand point. The primary product, or service that we provide with mobile is, backup to our fiber network. The back up capabilities and the (SMB) space where we think there will be opportunities, perhaps to with — the advanced high view service to bring in even a different approach than we would be providing wireless access in some cases.

We are working with the wireless providers, we are a great distribution arm for those companies and we are talking to them as we speak about further partnerships, ability to work together. Because, we have one of the primary access capability with our fiber and we’ll want to bring resell their wireless. We don’t see any need at this point to go out and buy a wireless carrier. We think these companies are working well with us and we’re actually making a little money with the resale arrangements that we have in place today. So, we’ll continue to work with them, but it’s not a major factor for us in ability to compete in our view. Jeff do you want to add to that?

Jeff Storey:

No, I think that’s right. You know, I — this is not my phrase, I stole it from somebody else in the industry, I think wireless means exactly what the word implies. Which is just a little less wire communications wants to get to glass as quickly as it possibly can? Our enterprise customers look to us to solve those types of problems for them, not their mobile connectivity. Then how do they integrate — interconnect their employees with their customers, network their systems with their capabilities and tools to deliver their products and services. How do they connect to their customers? And we will continue to focus on providing those high end solutions for our enterprise customers and we haven’t seen it impact our ability to grow over the past years; don’t expect it to impact our ability to grow in the coming years.

Brett Feldman:	Great, thanks for taking the question.

Female:	Our next question comes from (Lina Phillip), he is with J.P. Morgan.

(Lina Phillip):

Yes, thanks. So for Glen you mentioned your consumer side. Given how small (consumerism is) of the combined company, does it make sense at some point to spin this off? And for Jeff (CapEx) higher really sounds like for dark fiber. You’ve always said this wasn’t your thing, what’s changed and 16 percent implies a big slow down in the fourth quarter, why do you expect that to happen? Thanks.

Glen Post:	Yes, Phil, regarding consumerism, today is still apart of our operation will be going forward, a lot of cash flow there. So, we don’t have any plans at this point to spin out the consumer piece, it’s certainly probably and option for us. Right now we are excited about that business and the expansion we are doing and new products we are bringing, improvements we are seeing in the last quarter with the consumer business. We are pleased with where we are right now. It certainly is an option for us but not an objective.

Jeff Storey:

And I’ll let Sunit comment on comment on the specifics, but when it comes to CapEx we’ve been very, very consistent. We invest to grow our company and - we invest to grow free cash flow. So, we invest to get operational savings, we invest to drive revenue growth, we invest in dark fiber expansions, and our capital as a function of revenue is up slightly versus where we thought it would be for the full year. But, it has to do with a lot of success we see in dark fiber and other things, if you want to get specific.

Sunit Patel:

Yes, I think moving up our CapEx is a positive sign. We’ve seen very strong demand for 100 Gig wavelengths. We’ve seen very strong demand for dark fibers, so it’s to meet orders we have in hand. Which we think is positive. Obviously there are lead times involved between spending capital and turning up these orders. So, we view it as quite positive.

On the fiber side, because we are seeing strong demand in fiber, and many of our fiber customers pay cash upfront. You know that we increased the CapEx guidance from the year from 15 percent to 16 percent of revenue. But, we did not change our free cash flow guidance, because we are getting paid in cash for turning up those fiber segments. So it’s actually quite a strong sign for both our wavelength business, and our fiber business.

(Lina Phillip):	Understood, thank you.

Female:	Our next question comes from (Nate Galdayo) with Moffet Nathanson.

(Nate Galdayo):

Hey, good morning. Thanks for taking my question. This one is for Jeff. There is a fair amount of uncertainty in the market regarding your longer term revenue growth outlook given the performance over the last couple of quarters. And you’ve been clear that you’re not happy with were it stands.

Even if it’s on quantitative terms, can you talk about what sort of stand alone expectations you used when assessing the value of your equity? And more generally speaking why do you think that now is the appropriate time to sell the company as opposed to a period in the future when you might have been able to negotiate from a position of greater strength.

Jeff Storey:

First of all, I think that the combination with Century Link is the right solution for Level 3 and so I look at our revenue growth and our ability to satisfy those customers and feel that we were negotiating from a position of strength. With respect to what type of company could we build. And so, I look at when we talk about our revenue I’m not going to give quantitative numbers. When we talk about our revenue growth, we have very clear expectations for what’s acceptable, where we think we can be, and we look very diligently at what is — what are those opportunities, and are we executing on them effectively.

So, looking forward, as I mentioned earlier, I am very focused on making sure that we address some of the decisions we made that moved us and our focus away from the smaller end customers. That’s been our problem. And if you look at the results that Sunit shared, it very clearly points out that it’s not a problem in the market, it’s a not a problem with our products and services, our higher-end customers, where we are focused have been growing and growing nicely.

The lower-end customers, where we took our eye off them — when you stop talking to customers, when you create that communication void, they start to look for other solutions. And we just need to make sure that we are talking to them effectively. We know these are not customers that are early adopters for products and services, but that you have to stay focused on them if you want to maintain them. So, our revenue initiatives are more around churn control. We always want to drive sales; we always want to drive the top-line growth. But the bigger challenge for us right now is that churn in the smaller end of the base.

Now, Sunit also pointed out that that small end of the base represents five percent of our revenue. And I’d also point out it’s one of the strengths of

CenturyLink looking after those customers. And so we think there are things about this deal that are very, very good for our ability to grow revenue, not only over the course of the next year, until this deal closes in the fall of 2017, but beyond that.

(Nate Galdayo):	OK. And if I can squeeze one in on NOLs, are there going to be any usage restrictions post-deal?

Glen Post:	There are because it’s trying to control (in level three). But all the (moving) calculations we can still use, again a little less than $2 billion a year of the NOL.

(Nate Galdayo):	OK, terrific. Thank you all.

Operator:	Our next question comes from Amir Rozwadowski with Barclays.

Amir Rozwadowski:

Thank you very much. A quick housekeeping question if I may. You mentioned that you expect to get to that leverage target of three times. How should we think about the pace of progress in getting there? And then clearly when we do the math, and you had mentioned clearly you’re looking at a lower payout ratio going forward, how should we think about sort of capital allocation strategy? Is it primarily focused on deleveraging the combined balance sheet?

Is there an opportunity to grow the dividend? Is it more focused on some of the capital expenditure initiatives that you folks had mentioned in terms of driving the longer-term growth value proposition of the joint entity? Would love any color from that perspective.

Glen Post:

Yes, so it takes about — it’ll take about four years or so for us to get back down to an EBITDA ratio of three to one — three to four years which we anticipate we can do. But the good thing about that, it de-levers from the free cash flow that’s generated as well as the increase in EBITDA that we expect to have as result of both growth and the customer base, as well as the synergies that we expect to receive and achieve. The good thing about this is because we de-lever so quickly, it’ll give us the luxury of investing where we need to invest to be able to grow our business together faster than we can grow our business separately. From a dividend standpoint we haven’t really discussed increasing the dividend. But again, the dividend payout ratio will decline pretty significantly from 2018, which would be the first full year that we expect to be together, out through 2021.

(Multiple Speakers)

Amir Rozwadowski:	Great. Thanks very much for the color.

Operator:	Thank you. We have time for one more question. The last question will come from the line of Tim Horan with Oppenheimer.

Tim Horan:

Thanks, guys, and good luck. Could you go into the synergies a little bit more on the expense front? Just looking at your expanse of network map here, there’s kind of a lot of overlap in the long-haul networks. Is there ability over time to maybe realize more synergies from shutting down one of the other of the long-haul networks and just any thoughts? Because the synergy number, three percent of revenue, seems a little bit low.

But obviously both companies have huge experience here with synergies. But it does seem low. Thanks.

Glen Post:

Yes, Tim, I’ll start out. First of all, when we talked about the synergies, the majority of the synergies come from network rationalization. But a lot of the network is not overlap; it’s really getting us to new areas, new countries, and different parts of the U.S., giving us more options. I’ll also add that with Level 3 Network, they have a lot of conduit available which reduces the cost of build in these areas significant, down to like $0.50 a foot now when you’re just pulling fiber through conduits, so tremendous potential there, value creation over time with that asset. But right now we feel like we’ve gone through the synergies pretty aggressively, (enough) there aren’t more network synergies there. But once we’ve identified, we’re very confident we’ll achieve.

Stuart, do you want to add anything, or Jeff?

Male:

Yes, I mean I’ll just quickly add. And Glen mentioned network rationalization. And Tim, in your question, you asked about would we shut down one of the long-haul networks. We’ve acquired a bunch of companies. We’ve looked at shutting down networks. Sometimes that makes sense. But we’re very good at capturing synergies.

Both companies have demonstrated a capability overtime to do this. And so we’re very confident about those. The network rationalization is more about converting off-net to on-net. And that really have a triple benefit to us. First of all, when we convert off-net to on-net we control the customer experience end-to-end. We provide a better customer experience.

We save money; we’re no longer paying somebody else to provide that service for us. And we reduce the revenue of our competitors because we’re no longer paying our competitors to provide that service. And so we focus very aggressively. And I think both companies have this history to focus very aggressive on network rationalization but it’s usually moving from other competitors on to our backbone to provide a better customer experience.

Tim Horan:	Thank you.

Glen Post:

Yes, Tim. We looked at the results of (there at Time Warner) telecom integration and how quickly they were able to convert those tail circuits to on-net, and it’s very impressive. They’ve done a great job with that.

Tim Horan:	Absolutely. Thanks, guys. Good luck.

Operator:	And that concludes the Q&A session for today’s conference call. It is now my pleasure to hand our conference back over to Glen for any closing remarks.

Glen Post:

Thank you. Just in closing, we’re confident this transaction significantly increases our scale. It increases our network reach. The combined company will have 75,000 on-net buildings. We’ll have expanded products and services solutions really to meet the global enterprise needs of customers.

We will create significant synergies. Again, now have $75 million in cash synergies. We’ll have nearly $10 billion in net operating losses to offset our cash taxes. We create the ability to de-lever from 3.7 times, including run-rate synergies, to three times or less within four years of closing.

This transaction significant improves our dividend payout ratio, approximately 60 percent level within four years post closing. It strengthens our liquidity profile, including being accretive to (pre-cash) flow per share in the first year. So, overall this is a great transaction albeit for both companies in so many different levels, so many ways. So, we’re looking forward to the month ahead as we move toward the proper approvals bringing these companies together.

I want to thank you for joining our call today. And we look forward to talking with you further in the weeks and months ahead. Thank you.

Operator:

This concludes today’s conference call. A replay of the call will be available on the Investor Relations pages of CenturyLink and Level 3. Thank you for attending today’s conference call and have a great day.

END

Forward Looking Statements

Except for the historical and factual information contained herein, the matters set forth in this communication, including statements regarding the expected timing and benefits of the proposed transaction, such as efficiencies, cost savings, enhanced revenues, growth potential, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as “will,” “estimates,” “expects,” “projects,” “plans,” “intends” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control.  Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to:  the ability of the parties to timely and successfully receive the required approvals of regulatory agencies and their respective shareholders; the possibility that the anticipated benefits from the proposed transaction cannot be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of Level 3’s operations with those of CenturyLink will be greater than expected; the ability of the combined company to retain and hire key personnel; the effects of competition from a wide variety of competitive providers, including lower demand for CenturyLink’s legacy offerings; the effects of new, emerging or competing technologies, including those that could make the combined company’s products less desirable or obsolete; the effects of ongoing changes in the regulation of the communications industry, including the outcome of regulatory or judicial proceedings relating to intercarrier compensation, interconnection obligations, access charges, universal service, broadband deployment, data protection and net neutrality; adverse changes in the combined company’s access to credit markets on favorable terms, whether caused by changes in its financial position, lower debt credit ratings, unstable markets or otherwise; the combined company’s ability to effectively adjust to changes in the communications industry, and changes in the composition of its markets and product mix; possible changes in the demand for, or pricing of, the combined company’s products and services, including the combined company’s ability to effectively respond to increased demand for high-speed broadband service; the combined company’s ability to successfully maintain the quality and profitability of its existing product and service offerings and to introduce new offerings on a timely and cost-effective basis; the adverse impact on the combined company’s business and network from possible equipment failures, service outages, security breaches or similar events impacting its network; the combined company’s ability to maintain favorable relations with key business partners, suppliers, vendors, landlords and financial institutions; the ability of the combined company to utilize net operating losses in amounts projected; changes in the future cash requirements of the combined company; and other risk factors and cautionary statements as detailed from time to time in each of CenturyLink’s and Level 3’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”). There can be no assurance that the proposed acquisition or any other transaction described above will in fact be consummated in the manner described or at all.  You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the proposed transaction or the combined company.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this document.  Unless legally required, CenturyLink and Level 3 undertake no obligation and each expressly disclaim any such obligation, to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

CenturyLink and Level 3 plan to file a joint proxy statement/prospectus with the SEC.  INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the joint proxy statement/prospectus and the filings that will be incorporated by reference in the joint proxy statement/prospectus, as well as other filings containing information about CenturyLink and Level 3, free of charge, at the website maintained by the SEC at www.sec.gov.  Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, free of charge, by directing a request to CenturyLink, 100 CenturyLink Drive, Monroe, Louisiana 71203, Attention: Corporate Secretary, or to Level 3, 1025 Eldorado Boulevard, Broomfield, Colorado 80021, Attention: Investor Relations.

Participants in the Solicitation

The respective directors and executive officers of CenturyLink and Level 3 and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding CenturyLink’s directors and executive officers is available in its proxy statement filed with the SEC by CenturyLink on April 5, 2016, and information regarding Level 3’s directors and executive officers is available in its proxy statement filed with the SEC by Level 3 on April 7, 2016.  These documents can be obtained free of charge from the sources indicated above.  Other information regarding the interests of the participants in the proxy solicitation will be included in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.  This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.